Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” in Part B of Post-Effective Amendment No. 22 to the Registration Statement (Form N-1A, No. 811-09599) of State Street Master Funds and to the incorporation by reference of our reports dated February 26, 2016, with respect to the financial statements of State Street Equity 500 Index Portfolio, State Street Money Market Portfolio, State Street Treasury Money Market Portfolio, State Street Treasury Plus Money Market Portfolio and State Street U.S. Government Money Market Portfolio, included in the respective Annual Reports for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 25, 2016

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